Exhibit 10.1

Execution Copy

SECOND AMENDED AND RESTATED PUT-CALL RIGHT AGREEMENT

THIS SECOND AMENDED AND RESTATED PUT-CALL RIGHT AGREEMENT (this “Agreement”) is entered into as of September 18, 2020, by and among CLAUDINE PROPCO LLC, a Delaware limited liability company (together with its successors and permitted assigns, “VICI”), and CAESARS CONVENTION CENTER OWNER, LLC, a Delaware limited liability company (together with its successors and permitted assigns, “Owner”). VICI and Owner are together referred to herein as the “Parties”, and each individually, a “Party”.

RECITALS:

A.    Owner, as successor-in-interest to Interim Owner (as defined in Recital D, below), is the owner of that certain parcel of real property and the buildings and other improvements constructed thereon, and fixtures and certain other property interests related thereto, located in Clark County, Nevada, as more particularly described on Exhibit A-1 attached hereto (collectively, the “Eastside Convention Center Land”), upon which (i) the Eastside Convention Center and (ii) all parking improvements, sidewalks, landscaped areas and walkways that are constructed primarily to serve, or that were legally required to be constructed (such as to meet mandatory set-back requirements) as a condition to the construction of, the Eastside Convention Center are located.

B.    VICI is the owner of that certain parcel of real property and the buildings and other improvements constructed thereon, and fixtures and certain other property interests related thereto, commonly known as Harrah’s Las Vegas Hotel & Casino, having an address of 3475 South Las Vegas Boulevard, Clark County, Nevada (collectively, the “HLV Property”). The HLV Property is more particularly described on Exhibit A-2 attached hereto.

C.    On the Effective Date, (i) Claudine Property Owner LLC, a Delaware limited liability company, an Affiliate of VICI, acquired from Harrah’s Las Vegas, LLC, a Nevada limited liability company (“HLV Tenant”), an Affiliate of Owner, all of the membership interests in VICI, pursuant to the terms and conditions of that certain Purchase and Sale Agreement, dated as of November 29, 2017 (the “HLV Property PSA”), (ii) VICI leased the HLV Property to HLV Tenant, pursuant to the terms and conditions of that certain Amended and Restated Lease dated as of December 22, 2017, as amended by that certain First Amendment to Amended and Restated Lease dated as of December 26, 2018 (collectively, the “HLV Lease”), each by and between VICI, as landlord, and HLV Tenant, as tenant, and (iii) Vegas Development Land Owner LLC, a Delaware limited liability company and Affiliate of Owner (“Parcel 1 Owner”), 3535 LV Newco, LLC, a Delaware limited liability company and Affiliate of Owner (“Parcel 2 Owner” and with Parcel 1 Owner, collectively, “Original Owner”), and VICI entered into that certain Put-Call Right Agreement dated as of December 22, 2017 (the “Original Agreement”), whereby, subject to the satisfaction of certain conditions and upon the terms set forth in the Original Agreement, (a) Original Owner was granted the right to require VICI to purchase the Eastside Convention Center Property from Original Owner and, if VICI does not perform such obligation, the right to acquire the HLV Property from VICI and (b) VICI was granted the right to require Original Owner to sell the Eastside Convention Center Property to VICI in the event that Original Owner does not exercise Original Owner’s right to require VICI to purchase the Eastside Convention Center Property from Original Owner.

D.    On April 19, 2018, (i) the Designated Land Parcel 1 (as defined in the Original Agreement) was Transferred by Parcel 1 Owner to Eastside Convention Center, LLC, a Delaware limited liability company (“Interim Owner”), in accordance with Section 2(b) of the Original Agreement, (ii) the Designated Land Parcel 2 (as defined in the Original Agreement) was Transferred by Parcel 2 Owner to CGQ, which is an Affiliate of Parcel 2 Owner and Interim Owner, in accordance with Section 2(b) of the Original Agreement, (iii) the Designated Land Parcel 2 was Transferred by CGQ to Owner Guarantor, which is an Affiliate of Parcel 2 Owner, CGQ and Owner, in accordance with Section 2(b) of the Original Agreement, and (iv) the Designated Land Parcel 2 was Transferred by Owner Guarantor to Interim Owner in accordance with Section 2(b) of the Original Agreement (collectively, the “2018 Eastside Convention Center Land Transfers”). Interim Owner assumed all of the rights and obligations of Original Owner under the Original Agreement upon the consummation of the 2018 Eastside Convention Center Land Transfers set forth in clauses (i) and (iv) of this Recital D in accordance with Section 7(b) of the Original Agreement.

E.    On July 20, 2020, VICI and Interim Owner entered into that certain Amended and Restated Put-Call Right Agreement (the “Amended Agreement”), which amended and restated the Original Agreement in its entirety in order to (i) reflect the termination of the HLV Lease, incorporation of the HLV Property into the Las Vegas Lease and joinder of VICI and HLV Tenant as parties to the Las Vegas Lease, (ii) reflect that the Eastside Convention Center was constructed upon the Eastside Convention Center Land pursuant to the terms and conditions of the Original Agreement and (iii) otherwise modify the terms and conditions of the Original Agreement, as set forth therein.

F.    Immediately prior to the execution of the Amended Agreement, (i) VICI and HLV Tenant terminated the HLV Lease and (ii) VICI, HLV Tenant, CPLV Landlord, CPLV Tenant and, solely for the purposes of the last paragraph of Section 1.1 of the Las Vegas Lease, Propco TRS entered into that certain Second Amendment to Lease (CPLV) dated as of the date of the Amended Agreement (the “Second Amendment to Las Vegas Lease”). The Second Amendment to Las Vegas Lease amended the CPLV Lease to, among other things, (a) incorporate the HLV Property therein and thereby make the HLV Property and CPLV Property subject to a single lease and (b) join VICI and HLV Tenant as parties thereto. The CPLV Lease, as amended by the Second Amendment to Las Vegas Lease and as may be further amended, supplemented or otherwise modified from time to time (other than pursuant to the Las Vegas Lease Amendment), shall be referred to herein as the “Las Vegas Lease”.

G.    Immediately prior to the execution of this Agreement, in accordance with Section 2(b) of the Amended Agreement, Interim Owner Transferred to Owner the Eastside Convention Center Property (the “2020 Eastside Convention Center Land Transfer”). Owner assumed all of the rights and obligations of Interim Owner under the Amended Agreement upon the consummation of the 2020 Eastside Convention Center Land Transfer in accordance with Section 7(b) of the Amended Agreement.

H.    Concurrently with the execution of this Agreement, VICI Lendco LLC is advancing to Owner a loan in the principal amount of Four Hundred Million and No/100 Dollars ($400,000,000), which loan shall be secured by, among other things, a first priority deed of trust on the Eastside Convention Center Property (the “Mortgage Loan”).

I.    The Parties desire to enter into this Agreement to amend and restate the Amended Agreement in its entirety in order to reflect certain provisions with respect to the Mortgage Loan and to otherwise modify the terms and conditions of the Amended Agreement, as set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.    Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“2018 Eastside Convention Center Land Transfers” shall have the meaning set forth in the recitals hereto.

“2020 Eastside Convention Center Land Transfer” shall have the meaning set forth in the recitals hereto.

“Access Provisions” means the following:

(1)    VICI, at its cost, may conduct such surveys and non-invasive investigations and inspections of the Eastside Convention Center Property (collectively “Inspections”) as VICI elects in its sole discretion and Owner, at reasonable times, shall provide reasonable access to the Eastside Convention Center Property to VICI and VICI’s consultants and other representatives for such purpose. VICI’s right to perform the Inspections shall be subject to and will not unreasonably interfere with or disturb the rights of tenants, guests and customers at the Eastside Convention Center Property, and the Inspections shall not unreasonably interfere with Owner’s business operations. VICI and its agents, contractors and consultants shall comply with Owner’s reasonable requests with respect to the Inspections to minimize such interference. VICI will cause each of VICI’s consultants that will be performing such tests and inspections (other than purely visual inspections) to provide Owner (as a condition to performing such Inspections) with proof of commercial general liability insurance on an occurrence form with limits of not less than One Million and 00/100 Dollars ($1,000,000.00) per occurrence and Five Million and 00/100 Dollars ($5,000,000.00) aggregate limit for bodily injury, death and property damage.

(2)    In connection with such access, VICI shall be deemed to agree to indemnify and hold harmless Owner from and against any loss that Owner shall incur as the result of the acts of VICI or VICI’s representatives or consultants in conducting physical diligence with respect to the Eastside Convention Center Property or, in the case of physical damage to the Eastside Convention Center Property resulting from such physical diligence, for the reasonable cost of repairing or restoring the Eastside Convention Center Property to substantially its condition immediately prior to such damage (unless VICI promptly shall cause such damage to be repaired or restored); provided, however, (i) the foregoing indemnity and agreement to hold Owner harmless shall not apply to, and VICI shall not be liable or responsible for, (A) the discovery of any fact or circumstance not caused by VICI or its representatives or consultants (except to the extent VICI exacerbates such fact or circumstance), (B) any pre-existing condition (except to the extent VICI exacerbates such pre-existing condition), or (C) the negligence or willful misconduct of Owner, any of Owner’s Affiliates or any of their respective agents, employees, consultants or representatives and (ii) in no event shall VICI be liable for any consequential, punitive or special damages; provided that, for the avoidance of doubt, such waiver of consequential, punitive and special damages shall not be deemed a waiver of damages that Owner is required to pay to a party other than Owner or an Affiliate of Owner in respect of consequential, punitive or special damages.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In no event shall Owner or any of its Affiliates, on the one hand, or VICI or any of its Affiliates, on the other hand, be deemed to be an Affiliate of the other Party as a result of this Agreement or other agreements or arrangements between such Parties.

“Agreement” shall have the meaning set forth in the preamble hereof.

“Amended Agreement” shall have the meaning set forth in the recitals hereto.

“Amended Las Vegas Lease” means the Las Vegas Lease, as amended by the Las Vegas Lease Amendment.

“Arbitration Panel” shall have the meaning set forth in Section 6 hereof.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which national banks in the City of Las Vegas, Nevada, or in the City of New York, New York are authorized, or obligated, by law or executive order, to close.

“Call Right” means VICI’s right to require Owner to sell the Eastside Convention Center Property to VICI or an Affiliate of VICI and simultaneously cause Lessee to lease the Eastside Convention Center Property back from VICI or such Affiliate of VICI subject to and in accordance with the terms and conditions of this Agreement.

“Call Right Property Package” shall have the meaning set forth in Section 5(b).

“Call Right Property Package Request” shall have the meaning set forth in Section 5(b).

“CEOC Corp. Tenant” shall mean Caesars Entertainment Operating Company, Inc., a Delaware corporation.

“CEOC LLC Tenant” shall mean CEOC, LLC, a Delaware limited liability company (for itself and as successor by merger to CEOC Corp. Tenant), together with its permitted successors and assigns.

“CGQ” shall mean Caesars Growth Quad, LLC, a Delaware limited liability company.

“Closing Date” means (i) the date upon which the Eastside Convention Center Property shall be conveyed to VICI or an Affiliate of VICI and leased back to Lessee, either pursuant to the Put Right or Call Right, as applicable, in accordance with the terms hereof, or (ii) the date upon which the HLV Property shall be conveyed to Owner or an Affiliate of Owner pursuant to the HLV Repurchase Right, in accordance with the terms hereof.

“Control” (including the correlative meanings of the terms “Controlled by” and “under common Control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, partnership interests, other equity interests or otherwise.

“Convention Center” shall mean a convention, conference, meeting, exposition and/or exhibition center or similar building or group of related buildings.

“CPLV Landlord” shall mean CPLV Property Owner LLC, a Delaware limited liability company, together with its permitted successors and assigns.

“CPLV Lease” shall mean that certain Lease (CPLV) dated as of October 6, 2017, by and among CPLV Landlord, CPLV Tenant and CEOC Corp. Tenant, as amended by (i) that certain First Amendment to Lease (CPLV) dated as of December 26, 2018, by and between CPLV Landlord and CPLV Tenant, and (ii) that certain Omnibus Amendment to Leases, dated as of June 1, 2020, by and among, among others, CPLV Landlord and CPLV Tenant, pursuant to which CPLV Landlord leased the CPLV Property to CPLV Tenant.

“CPLV Property” shall mean the “Leased Property” (as defined in the CPLV Lease).

“CPLV Tenant” shall mean, collectively, Desert Palace Tenant and CEOC LLC Tenant.

“Desert Palace Tenant” shall mean Desert Palace LLC, a Nevada limited liability company, together with its permitted successors and assigns.

“Development Interests” shall mean Use Rights that are in the good faith judgment of Owner commercially appropriate for the development or operation of the Eastside Convention Center.

“Eastside Convention Center” means the Convention Center constructed upon the Eastside Convention Center Land, known as “Caesars Forum”.

“Eastside Convention Center Land” shall have the meaning set forth in the recitals hereto.

“Eastside Convention Center Property” shall mean the Eastside Convention Center, together with the Eastside Convention Center Land and all buildings, fixtures and improvements located thereon and all real property rights and interests relating thereto, collectively.

“Effective Date” shall mean December 22, 2017.

“Financial Statements” means, (i) for a Fiscal Year, consolidated statements of a Person’s income, stockholders’ equity and comprehensive income and cash flows for such period and the related consolidated balance sheet as at the end of such period, together with the notes thereto, all in reasonable detail and setting forth in comparative form the corresponding figures for the corresponding period in the preceding Fiscal Year and prepared in accordance with GAAP and audited by a “big four” or other nationally recognized accounting firm, and (ii) for a Fiscal Quarter, consolidated statements of a Person’s income, stockholders’ equity and comprehensive income and cash flows for such period and for the period from the beginning of the Fiscal Year to the end of such period and the related consolidated balance sheet as at the end of such period, together with the notes thereto, all in reasonable detail and setting forth in comparative form the corresponding figures for the corresponding period in the preceding Fiscal Year or Fiscal Quarter, as the case may be, and prepared in accordance with GAAP, together with a certificate, executed by the chief financial officer or treasurer of such Person, certifying that such financial statements fairly present, in all material respects, the financial position and results of operations of such Person in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes).

“Fiscal Quarter” means, with respect to any Person, for any date of determination, a fiscal quarter for each Fiscal Year of such Person.

“Fiscal Year” means the annual period commencing January 1 and terminating December 31 of each year.

“GAAP” means generally accepted accounting principles in the United States consistently applied in the preparation of Financial Statements, as in effect from time to time.

“Gaming Approval Failure” shall mean the failure to obtain all Requisite Gaming Approvals within the Regulatory Period.

“Gaming Authorities” means, collectively, (i) the Nevada Gaming Commission, (ii) the Nevada State Gaming Control Board, (iii) the Clark County Liquor and Gaming Licensing Board, and (iv) any other foreign, federal, state or local governmental entity or authority, or any department, commission, board, bureau, agency, court or instrumentality thereof, regulating gaming activities or related activities.

“Gaming Laws” means all applicable constitutions, treaties, laws, regulations and orders and statutes pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming, gambling or casino activities, including, without limitation, the Nevada Gaming Control Act, as codified in Nevada Revised Statutes

Chapter 463, the regulations promulgated thereunder, and the Clark County Code, each as from time to time amended, modified or supplemented, including by succession of comparable successor statutes, and all rules, rulings, orders, ordinances, regulations of any Gaming Authority applicable to the gambling, casino, gaming businesses or activities of the applicable Person or any of its Affiliates in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the Gaming Authorities.

“HLV Lease” shall have the meaning set forth in the recitals hereto.

“HLV Property” shall have the meaning set forth in the recitals hereto.

“HLV Property PSA” shall have the meaning set forth in the recitals hereto.

“HLV Removal Amendment” shall mean an amendment and restatement of the Las Vegas Lease, pursuant to which, if applicable pursuant to Section 4 hereof, the Las Vegas Lease shall be amended and restated, effective as of the Closing Date, as provided in Section 18.3 of the Las Vegas Lease.

“HLV Repurchase Election Period” means the period of one (1) year commencing on the date upon which a Put Right Closing Failure occurs and ending on the day immediately preceding the first anniversary thereof.

“HLV Repurchase PSA Modifications” shall mean those terms and conditions set forth on Exhibit D attached hereto.

“HLV Repurchase Right” means Owner’s right to require VICI to sell the HLV Property to Owner in accordance with and subject to the terms and conditions of this Agreement.

“HLV Repurchase Right Property Package” shall have the meaning set forth in Section 4(b).

“HLV Repurchase Right Property Package Request” shall have the meaning set forth in Section 4(b).

“HLV Repurchase Right Purchase Price” means the amount equal to the product of (x) the HLV Rent (as defined in the Las Vegas Lease) due under the Las Vegas Lease for the most recently ended four (4) consecutive Fiscal Quarter period for which Financial Statements are available as of the date of Owner’s election to exercise the HLV Repurchase Right and (y) thirteen (13).

“HLV Repurchase Sale Agreement” means a purchase and sale agreement for the purchase and sale of the HLV Property, in materially the same form and on materially the same terms and conditions as the HLV Property PSA, except for the HLV Repurchase PSA Modifications.

“HLV Tenant” shall have the meaning set forth in the recitals hereto.

“Interim Owner” shall have the meaning set forth in the recitals hereto.

“Las Vegas Lease” shall have the meaning set forth in the recitals hereto.

“Las Vegas Lease Amendment” shall mean an amendment to the Las Vegas Lease, the form of which is attached hereto as Exhibit B, pursuant to which VICI or an Affiliate of VICI, as landlord, will lease the Eastside Convention Center Property to Lessee, as tenant.

“Las Vegas Lease Amendment Rent” means an amount, to be determined by Owner, which is not less than Twenty-Five Million and 00/100 Dollars ($25,000,000.00) nor greater than Thirty-Five Million and 00/100 Dollars ($35,000,000.00), which is the amount of Rent (as defined in the Amended Las Vegas Lease) per annum to be attributable to the Eastside Convention Center Property in the event the Call Right or Put Right is exercised; provided that, for the avoidance of doubt, the Las Vegas Lease Amendment Rent and the Rent (including Variable Rent (as defined in the Las Vegas Lease)) will be calculated without taking into account Net Revenue (as defined in the Las Vegas Lease) produced by the Eastside Convention Center; provided, further, under the Amended Las Vegas Lease, the Las Vegas Lease Amendment Rent shall be adjusted on the first Escalator Adjustment Date (as defined in the Las Vegas Lease) that occurs after the Closing Date, and annually thereafter on each anniversary of such Escalator Adjustment Date, to an amount which is equal to the Las Vegas Lease Amendment Rent payable for the immediately preceding Lease Year (as defined in the Las Vegas Lease) (as in effect on the last day of such preceding Lease Year), multiplied by the Escalator (as defined in the Las Vegas Lease).

“Legal Requirements” means all applicable federal, state, county, municipal and other governmental statutes, laws (including securities laws), rules, policies, guidance, codes, orders, regulations, ordinances, permits, licenses, covenants, conditions, restrictions, judgments, decrees and injunctions, whether now or hereafter enacted and in force, as applicable to any Person or to the Eastside Convention Center Property.

“Lessee” shall mean “HLV Tenant” under the Las Vegas Lease or an Affiliate of such “HLV Tenant,” which will be the lessee of the Eastside Convention Center Property pursuant to the Las Vegas Lease Amendment.

“Lockout Period” shall mean the period commencing on the Effective Date and ending on the earlier of (a) the end of the VICI Election Period (but only in the event that neither Owner exercised the Put Right pursuant to and in accordance with the terms and provisions of Section 3 nor VICI timely exercised the Call Right pursuant to and in accordance with the terms and provisions of Section 5) and (b) the termination of this Agreement.

“Material Adverse Effect” shall mean any defect in the design or construction of the Eastside Convention Center, any Hazardous Substances (as defined in the Amended Las Vegas Lease) located in, on, under or about the Eastside Convention Center Property or any portion thereof or incorporated therein, any casualty or condemnation with respect to the Eastside Convention Center Property, and/or any violation of any Legal Requirements with respect to the Eastside Convention Center Property that (a) has a material adverse effect on the value of the Eastside Convention Center Property (i.e., will, or are reasonably likely to, individually or in the aggregate, reduce the value of the Eastside Convention Center by more than fifteen percent (15%) of the Put-Call Purchase Price), (b) has or would reasonably be expected to have a material adverse effect on Owner’s authority and/or ability to convey title to the Eastside Convention Center Property within the time or otherwise in accordance with the provisions of this Agreement and/or (c) has or would reasonably be expected to have a material adverse effect on the use and/or operation of the Eastside Convention Center Property as a Convention Center, in each case individually or in the aggregate.

“Memorandum of Agreement” shall mean that certain Memorandum of Second Amended and Restated Put-Call Right Agreement to be recorded against the Eastside Convention Center Land and the HLV Property in the office of the County Recorder of Clark County, Nevada, the form of which is attached hereto as Exhibit G.

“Mortgage Loan” shall have the meaning set forth in the recitals hereto.

“Mortgage Loan Agreement” shall mean that certain Loan Agreement, dated as of the date hereof, between VICI Lendco LLC, as lender, and Owner, as borrower, as the same may be amended, amended and restated, or otherwise supplemented from time to time.

“Original Agreement” shall have the meaning set forth in the recitals hereto.

“Original Owner” shall have the meaning set forth in the recitals hereto.

“Owner” shall have the meaning set forth in the preamble hereof.

“Owner Election Period” means the period of time commencing on January 1, 2024 and ending on December 31, 2024.

“Owner Guarantor” shall mean Caesars Resort Collection, LLC, a Delaware limited liability company.

“Owner Guaranty” shall mean the Second Amended and Restated Guaranty in the form attached hereto as Exhibit E, which shall be made by Owner Guarantor in favor of VICI.

“Owner Licensing Event” means: (a) a communication (whether oral or in writing) by or from any Gaming Authority to Owner or any of its Affiliates or to VICI or any of its Affiliates or other action by any Gaming Authority that indicates that such Gaming Authority is likely to find that the association of any member of the Owner Subject Group with VICI or any of its Affiliates is likely to (i) result in a disciplinary action relating to, or the loss of, inability to reinstate or failure to obtain, any registration, application or license or any other rights or entitlements held or required to be held by VICI or any of its Affiliates under any Gaming Law, or (ii) violate any Gaming Law to which VICI or any of its

Affiliates is subject; or (b) any member of the Owner Subject Group is required to be licensed, registered, qualified or found suitable under any Gaming Law, and such Person is not or does not remain so licensed, registered, qualified or found suitable within any applicable timeframes required by the applicable Gaming Authority, or, after becoming so licensed, registered, qualified or found suitable, fails to remain so. For purposes of this definition, an “Affiliate” of VICI includes any Person for which VICI or its Affiliate is providing management services. For the avoidance of doubt, it shall not be an Owner Licensing Event if (x) Owner can resolve or cure the Owner Licensing Event within applicable timeframes (for purposes of illustration and not limitation, by terminating any responsible employee) and (y) Owner acts timely to cure the Owner Licensing Event.

“Owner Panel Member” shall have the meaning set forth in Section 6(b).

“Owner Subject Group” means Owner, Owner’s Affiliates and its and their principals, direct or indirect shareholders, officers, directors, agents, employees and other related Persons (including in the case of any trusts or similar Persons, the direct or indirect beneficiaries of such trust or similar Persons), excluding VICI and its Affiliates.

“Parcel 1 Owner” shall have the meaning set forth in the recitals hereto.

“Parcel 2 Owner” shall have the meaning set forth in the recitals hereto.

“Party” and “Parties” shall have the meaning set forth in the preamble hereof.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other form of entity.

“Project Costs” means an amount equal to the sum of (a) the product of (i) all costs actually incurred (including internally allocated costs) by Owner that are capitalized under GAAP in respect of the development, design and construction of the Eastside Convention Center (including any incidental improvements on the Eastside Convention Center Land such as parking improvements, but in each case, only to the extent they service the Eastside Convention Center), but expressly excluding any amounts attributable to land value or land purchase costs, and (ii) 1.03, plus (b) the product of the number of acres of the Eastside Convention Center Land and Four Million Dollars ($4,000,000.00) per acre, all as (x) evidenced by reasonable supporting documentation and (y) certified to in writing by an officer of Owner.

“Propco TRS” shall mean Propco TRS LLC, a Delaware limited liability company, together with its successors and assigns.

“Put/Call Convention Center Conditions” means each of the following: (1) the Eastside Convention Center shall be constructed; (2) the Eastside Convention Center shall contain at least 250,000 usable square feet of convention, conference, meeting, exposition and/or and exhibition space; (3) Project Costs exceed Two Hundred Fifty Million and 00/100 Dollars ($250,000,000.00), (x) evidenced by reasonable supporting documentation and (y) certified to in writing by an officer of Owner; (4) the Eastside Convention Center shall have been constructed in compliance with all applicable Legal Requirements in all material respects, and good construction practices; and (5) all certificates of occupancy (or its local equivalent), and which may include one or more temporary certificates of occupancy, licenses and approvals necessary for use of the Eastside Convention Center as a convention, conference, office, exhibition and meeting facility shall have been issued by the applicable governmental and/or quasi-governmental authorities and remain in full force and effect.

“Put-Call Purchase Price” means the product of (a) thirteen (13) and (b) the Las Vegas Lease Amendment Rent.

“Put-Call PSA Modifications” shall mean those terms and conditions set forth on Exhibit C attached hereto.

“Put Exercise Conditions” shall have the meaning set forth in Section 3(a).

“Put Right” means Owner’s right to require VICI to purchase the Eastside Convention Center Property from Owner and simultaneously lease the Eastside Convention Center Property back to Lessee subject to and in accordance with the terms and conditions of this Agreement.

“Put Right Closing Failure” shall have the meaning set forth in Section 3(g).

“Put Right Election Notice” shall have the meaning set forth in Section 3(b).

“Put Right Property Package” shall have the meaning set forth in Section 3(b).

“Regulatory Approval Supporting Information” means information regarding VICI (and, without limitation, its officers and Affiliates) or Owner (and, without limitation, its officers and Affiliates) that is reasonably requested either by Owner from VICI or by VICI from Owner, as the case may be, in connection with obtaining any Requisite Gaming Approvals that may be required in connection with the transactions contemplated by this Agreement.

“Regulatory Period” means the period of time that is two hundred seventy (270) days (or such longer time as may be agreed between Owner and VICI) after the finalization and execution of a Sale Agreement or HLV Repurchase Sale Agreement, as the case may be.

“Rent” shall have the meaning set forth in the Amended Las Vegas Lease.

“Requisite Gaming Approvals” shall mean any necessary licenses, qualifications and approvals from applicable Gaming Authorities required for the exercise of the Put Right, HLV Repurchase Right or Call Right, as the case may be, and the consummation of the transactions contemplated thereby.

“Sale Agreement” means a purchase and sale agreement for the purchase and sale of the Eastside Convention Center Property, in materially the same form and on materially the same terms and conditions as the HLV Property PSA, except for the Put-Call PSA Modifications.

“Second Amendment to Las Vegas Lease” shall have the meaning set forth in the recitals hereto.

“Stated Maturity Date” shall have the meaning assigned thereto in the Mortgage Loan Agreement.

“Tenant Default” shall have the meaning set forth in Section 3(a).

“Third Panel Member” shall have the meaning set forth in Section 6(b).

“Use Rights” shall mean any easements, licenses, space leases, parking rights and other similar agreements.

“VICI” shall have the meaning set forth in the preamble hereof.

“VICI Election Period” means the period of time commencing on the Stated Maturity Date and ending on December 31, 2026; provided, however, notwithstanding the foregoing, upon an Event of Default (as defined in the Mortgage Loan Agreement), VICI may, at its option, accelerate the first (1st) day of the VICI Election Period (and therefore VICI’s right to exercise the Call Right) to any date selected by VICI by notice thereof to Owner.

“VICI Guarantor” shall mean VICI Properties 1 LLC, a Delaware limited liability company.

“VICI Guaranty” shall mean the Second Amended and Restated Guaranty in the form attached hereto as Exhibit F, which shall be made by VICI Guarantor in favor of Owner.

“VICI Licensing Event” means: (a) a communication (whether oral or in writing) by or from any Gaming Authority to Owner or any of its Affiliates or to VICI or any of its Affiliates or other action by any Gaming Authority that indicates that such Gaming Authority is likely to find that the association of any member of the VICI Subject Group with Owner or any of its Affiliates is likely to (i) result in a disciplinary action relating to, or the loss of, inability to reinstate or failure to obtain, any registration, application or license or any other rights or entitlements held or required to be held by Owner or any of its Affiliates under any Gaming Law, or (ii) violate any Gaming Law to which Owner or any of its Affiliates is subject; or (b) any member of the VICI Subject Group is required to be licensed, registered, qualified or found suitable under any Gaming Law, and such Person is not or does not remain so licensed, registered, qualified or found suitable within any applicable timeframes required by the applicable Gaming Authority, or, after becoming so licensed, registered, qualified or found suitable, fails to remain so. For purposes of this definition, an “Affiliate” of Owner includes any Person for which Owner or its Affiliate is providing management services. For the avoidance of doubt, it shall not be a VICI Licensing Event if (x) VICI can resolve or cure the VICI Licensing Event within applicable timeframes (for purposes of illustration and not limitation, by terminating any responsible employee) and (y) VICI acts timely to cure the VICI Licensing Event.

“VICI Panel Member” shall have the meaning set forth in Section 6(b).

“VICI Subject Group” means VICI, VICI’s Affiliates and its and their principals, direct or indirect shareholders, officers, directors, agents, employees and other related Persons (including in the case of any trusts or similar Persons, the direct or indirect beneficiaries of such trust or similar Persons), excluding Owner and its Affiliates.

2.    Convention Center.

(a)    Owner has constructed the Eastside Convention Center upon the Eastside Convention Center Land. Nothing contained herein shall affect or be deemed to affect the Parties’ and their Affiliates’ respective rights and obligations under any of the Other Leases (as such term is defined in the Las Vegas Lease).

(b)    Notwithstanding anything to the contrary contained herein, during the Lockout Period, Owner shall be prohibited from selling, disposing, conveying or otherwise transferring all or any portion of the Eastside Convention Center Land or permitting the sale, disposition, conveyance or other transfer of any direct or indirect membership, partnership or other equity interest in Owner, including, without limitation, pursuant to a lease of the Eastside Convention Center Land and/or the Eastside Convention Center (other than the granting of any Use Rights) (collectively, “Transfers”), except such prohibition shall not apply to (i) Transfers to Affiliates of Owner, (ii) Transfers to a Person which is not an Affiliate of Owner that acquires (or whose Affiliate acquires) HLV Tenant’s interest in the HLV Property, including, without limitation, any direct or indirect membership, partnership or other equity interest in HLV Tenant so long as, during the Lockout Period, the owner of the Eastside Convention Center Property and the tenant with respect to the HLV Property under the Las Vegas Lease shall be the same Person or Affiliates of each other, or (iii) Transfers (including pursuant to a deed of trust) to VICI or any of its Affiliates; provided, however, the foregoing does not prohibit Owner from granting a deed of trust on any portion of the Eastside Convention Center Property as security for any indebtedness obtained (x) in a bona fide third-party financing that is also secured by a deed of trust on HLV Tenant’s interest in the HLV Property in accordance with the terms of the Las Vegas Lease (provided that a memorandum of this Agreement is recorded in the Clark County real estate records as contemplated in Section 7(m) prior to the execution of each such deed of trust) or (y) from VICI or any Affiliate of VICI.

3.    Put Right in Favor of Owner.

(a)    Put Right. Provided that (i) the Put/Call Convention Center Conditions have been satisfied, (ii) the Eastside Convention Center shall have been operating and is capable of fully operating at the time the Put Right is exercised, and there shall be Financial Statements for no less than four (4) consecutive Fiscal Quarters, (iii) the Las Vegas Lease shall be in full force and effect, no Tenant Event of Default (as defined in the Las Vegas Lease) shall exist, and no event or circumstance, which with the passage of time would result in a Tenant Event of Default (a “Tenant Default”), shall exist, (iv) neither Owner nor any Affiliate of Owner shall then be in material default hereunder, (v) there is no Material Adverse Effect, and (vi) there shall exist no Event of Default (as defined in the Mortgage Loan Agreement), then at any time during the Owner Election Period, Owner shall have the right to exercise the Put Right in accordance with the procedures set forth in this Section 3 (all of the foregoing, collectively, the “Put Exercise Conditions”). If any or all of the Put Exercise Conditions are not satisfied, then Owner shall not be entitled to exercise the Put Right.

(b)    Requirements of Put Right Property Package. In order to duly and timely exercise the Put Right, subject to satisfaction of the Put Exercise Conditions, Owner shall deliver to VICI a notice (the “Put Right Election Notice”) of Owner’s election to exercise the Put Right, which shall include a package of information (the “Put Right Property Package”), which shall set forth all material information with respect to the Eastside Convention Center Property and the Put Right including, without limitation, the following:

(i)	reasonable evidence that the Put Exercise Conditions have been satisfied;

(ii)	the proposed Sale Agreement, in the condition required by this Agreement, which shall include the Put-Call Purchase Price and Closing Date;

(iii)	the proposed Las Vegas Lease Amendment, in the condition required by this Agreement;

(iv)

delivery of Financial Statements for the most recently ended four (4) consecutive Fiscal Quarter period for which Financial Statements are available as of the date of Owner’s exercise of the Put Right; and

(v)	the proposed Put-Call Purchase Price and Las Vegas Lease Amendment Rent; and

(vi)

due diligence materials of a type that would customarily be provided to a purchaser of properties such as the Eastside Convention Center Property and produced by reputable third-party companies reasonably acceptable to VICI, including in any event a recent title report, survey, environmental reports, current tax status and any assessments owed, and information regarding any known litigation or judgment (collectively, “Diligence Materials”).

Promptly upon VICI’s reasonable request therefor, Owner shall provide to VICI additional information reasonably related to the Put Right Property Package, to the extent such information is reasonably available to Owner. Further, following delivery of the Put Right Election Notice, VICI and its consultants and representatives shall have access to the Eastside Convention Center Property pursuant to, and VICI, and its consultants and representatives, shall comply with, the Access Provisions.

(c)    Put Right Deadline. If Owner does not deliver a Put Right Election Notice to VICI in accordance with the provisions of Section 3(b) prior to the expiration of the Owner Election Period, TIME BEING OF THE ESSENCE, the Put Right shall automatically terminate and be deemed null and void.

(d)    Dispute Regarding Put Right Property Package; Material Adverse Effect. If a Put Right Election Notice and Put Right Property Package are timely delivered by Owner to VICI but VICI either (1) has comments or revisions to the draft Las Vegas Lease Amendment or Sale Agreement that are required to cause same to comply with the provisions of this Agreement, (2) believes that a condition exists (evidenced through the Diligence Materials or otherwise) that has a Material Adverse Effect, or (3) believes that any or all of the Put Exercise Conditions have not been satisfied, then VICI shall notify Owner thereof within twenty (20) days of VICI’s receipt of the Put Right Property Package (or, if later, such evidence of an alleged Material Adverse Effect, Tenant Event of Default or Tenant Default). In such event, Owner and VICI shall negotiate in good faith up to a period of thirty (30) days in an effort to reconcile the applicable issue(s). If Owner and VICI are unable to resolve the subject dispute, then Owner may withdraw the Put Right Election Notice (in which case the Put Right may not be exercised again for a period of six (6) months (but in no event after the end of the Owner Election Period)), and if Owner does not withdraw the Put Right Election Notice, the Parties agree that such dispute shall be resolved pursuant to arbitration in accordance with the procedures set forth in Section 6 hereof.

(e)    Finalization of Put Right Documents. If a Put Right Election Notice and Put Right Property Package are timely delivered, and (if applicable) any disputes under Section 3(d) above have been resolved, Owner and VICI shall, as soon as reasonably practicable (but in all events within ten (10) days thereafter), enter into the Sale Agreement (with a Las Vegas Lease Amendment attached thereto as an exhibit, which Las Vegas Lease Amendment shall be executed upon the consummation of the closing under the Sale Agreement).

(f)    Gaming Approvals. If a Gaming Approval Failure occurs, the Put Right shall automatically terminate and be deemed null and void. Each Party shall use good faith, commercially reasonable efforts in order to timely obtain the Requisite Gaming Approvals that it must obtain for the Put Right transaction, and the other Party shall use good faith, commercially reasonable efforts in order to assist such Party in its efforts to timely obtain such Requisite Gaming Approvals. If there is a dispute among the Parties as to whether good faith, commercially reasonable efforts were used throughout the Regulatory Period, such dispute shall be resolved in accordance with the procedures set forth in Section 6 hereof, and such matter shall be submitted to arbitration in accordance with the procedures set forth in Section 6 hereof within twenty (20) days after the expiration of the Regulatory Period. Each Party, at no material unreimbursed expense to such Party, agrees to reasonably cooperate with the other Party and use commercially reasonable efforts to provide Regulatory Approval Supporting Information that is reasonably requested by the other Party, in such Party’s efforts to obtain any necessary regulatory approvals (including, if necessary, Requisite Gaming Approvals).

(g)    Closing. The closing of the Put Right transaction shall occur in accordance with the terms of the Sale Agreement. In the event that a Put Right transaction fails to close for any reason other than Owner’s breach or default under this Agreement or under the Sale Agreement or because of a failure of one or more representations or warranties by Seller under the Sale Agreement to be true and correct in all material respects as of the Closing Date (a “Rep Condition Failure”), or due to a Gaming Approval Failure and the Sale Agreement is terminated

(any such failure to close for a reason other than such breach or default by Owner, a Rep Condition Failure or Gaming Approval Failure, a “Put Right Closing Failure”), Owner shall have the right to exercise the HLV Repurchase Right in accordance with the procedures set forth in Section 4 hereof. Either VICI or Owner shall have the right, to be exercised within twenty (20) days after the date the alleged Put Right Closing Failure occurs, to submit any dispute related to the failure to close to arbitration in accordance with the procedures set forth in Section 6 hereof in order to obtain a determination of the reason for such failure to close. If the Sale Agreement has been executed between the Parties, from and after such execution the terms and conditions of such Sale Agreement shall govern all disputes between the Parties (other than the reason for such failure to close), rather than the arbitration procedures set forth in Section 6 hereof.

(h)    Failure to Execute Sale Agreement Due To VICI’s Breach. Prior to entering into this transaction, Owner and VICI have discussed the fact that substantial damages will be suffered by Owner if VICI shall breach or default in its obligations under this Section 3 to execute a Sale Agreement if and when required under this Section 3 (a “VICI LD Default”); accordingly, the Parties agree that a reasonable estimate of Owner’s damages in such event is the amount of Nine Million and 00/100 Dollars ($9,000,000.00) (the “Owner Liquidated Damages Amount”). In the event of a VICI LD Default, then, as Owner’s sole and exclusive remedy hereunder, at law, in equity or otherwise (but for the avoidance of doubt, without limiting Owner’s rights to exercise the HLV Repurchase Right in accordance with the procedures set forth in Section 4 hereof) VICI shall pay the Owner Liquidated Damages Amount to Owner as liquidated damages. VICI’s obligation to pay the Owner Liquidated Damages Amount if and when payable hereunder shall survive the termination of this Agreement. In the event of an alleged VICI LD Default, Owner shall provide notice to VICI of same, setting forth in reasonable detail the nature of such VICI LD Default (a “VICI LD Default Notice”). VICI shall have the right, to be exercised within twenty (20) days after the date Owner gives a VICI LD Default Notice, to submit any dispute related to such alleged VICI LD Default to arbitration in accordance with the procedures set forth in Section 6 hereof in order to obtain a determination as to whether a VICI LD Default occurred. In the event the Arbitration Panel’s determination is that a VICI LD Default occurred, VICI shall have a period of twenty (20) days from the date of such determination to cure such default, failure of which shall result in VICI being required to pay the Owner Liquidated Damages Amount.

(i)    Termination of Agreement. Upon closing of the Put Right transaction, this Agreement shall automatically terminate and be of no further force and effect.

4.    HLV Repurchase Right in Favor of Owner.

(a)    HLV Repurchase Right. If and only if Owner duly exercises the Put Right in accordance with the terms and conditions of Section 3, but a Put Right transaction fails to close by the outside date by which the closing could occur under the Sale Agreement (as described as the “Closing Date” in Exhibit D) due to a Put Right Closing Failure, then, during the HLV Repurchase Election Period, Owner shall have the right to exercise the HLV Repurchase Right subject to and in accordance with the further terms and provisions of this Section 4. Under no circumstances shall Owner have the right to exercise the HLV Repurchase Right in the event Owner withdraws its Put Right pursuant to the terms and provisions of Section 3(d) (unless Owner subsequently duly exercises its Put Right again within the Owner Election Period and otherwise in accordance with the terms and conditions of Section 3, and thereafter a Put Right transaction again fails to close by the outside date by which the closing could occur under the Sale Agreement due to a Put Right Closing Failure and otherwise in accordance with the terms and conditions of this Agreement).

(b)    Requirements of HLV Repurchase Right Property Package Request. As a condition to exercising the HLV Repurchase Right, Owner shall deliver to VICI during the HLV Repurchase Election Period a notice of Owner’s intention to exercise the HLV Repurchase Right and a request for the HLV Repurchase Right Property Package from VICI (collectively, the “HLV Repurchase Right Property Package Request”). As promptly as practicable after receipt of the HLV Repurchase Right Property Package Request, but in no event later than the date occurring thirty (30) days after VICI’s receipt of the HLV Repurchase Right Property Package Request, VICI shall provide to Owner a package of information (the “HLV Repurchase Right Property Package”), which shall include the following:

(i)	the proposed HLV Repurchase Sale Agreement, in the condition required by this Agreement, which shall include the HLV Repurchase Right Purchase Price and Closing Date;

(ii)	the computation of the proposed HLV Repurchase Right Purchase Price; and

(iii)	Diligence Materials (if and to the extent VICI has such materials in its possession and Lessee does not already have same at the time the HLV Repurchase Right Property Package Request was received).

Promptly upon Owner’s reasonable request therefor, VICI shall provide to Owner additional information reasonably related to the HLV Repurchase Right, to the extent such information is in its possession and Lessee does not already have same.

VICI and Owner agree to use good faith, commercially reasonable efforts, for a period of thirty (30) days after VICI’s receipt of the HLV Repurchase Right Property Package Request to negotiate, prepare and finalize the HLV Removal Amendment, including all exhibits and schedules thereto. If, despite such efforts, the Parties are unable to reach agreement on the final form of the HLV Removal Amendment prior to the expiration of such thirty (30) day period, then, upon the expiration of such thirty (30) day period, the terms and conditions of the HLV Removal Amendment that remain unresolved shall be established pursuant to arbitration in accordance with the procedures set forth in Section 6 hereof.

(c)    Call Right Deadline. If Owner does not deliver a HLV Repurchase Right Property Package Request to VICI in accordance with the provisions of Sections 4(a) and 4(b) prior to the expiration of the HLV Repurchase Election Period, TIME BEING OF THE ESSENCE, the HLV Repurchase Right shall automatically terminate and be deemed null and void.

(d)    Dispute Regarding HLV Repurchase Right Property Package. If Owner, after reviewing the HLV Repurchase Right Property Package, either (1) disagrees with VICI’s computation of the HLV Repurchase Right Purchase Price or (2) has comments or revisions to the draft HLV Repurchase Sale Agreement that are required to cause same to comply with the provisions of this Agreement, Owner shall notify VICI thereof within twenty (20) days of Owner’s receipt of the HLV Repurchase Right Property Package. In such event, Owner and VICI shall negotiate in good faith up to a period of thirty (30) days in an effort to reconcile the applicable issue(s). If Owner and VICI are unable to resolve the subject dispute, such dispute shall be resolved pursuant to arbitration in accordance with the procedures set forth in Section 6 hereof.

(e)    Finalization of HLV Repurchase Right Documents. If the HLV Repurchase Right Property Package is timely delivered, and (if applicable) any disputes under Section 4(b) or Section 4(d) above have been resolved, Owner and VICI shall, as soon as reasonably practicable (but in all events within ten (10) days thereafter), enter into the HLV Repurchase Sale Agreement (with the HLV Removal Amendment attached thereto as an exhibit, which HLV Removal Amendment shall be executed upon the consummation of the closing under the HLV Repurchase Sale Agreement).

(f)    Gaming Approvals. If a Gaming Approval Failure occurs, the HLV Repurchase Right shall automatically terminate and be deemed null and void. Each party shall use good faith, commercially reasonable efforts in order to timely obtain the Requisite Gaming Approvals that it must obtain for the HLV Repurchase Right transaction, and the other party shall use good faith, commercially reasonable efforts in order to assist such party in its efforts to timely obtain such Requisite Gaming Approvals. If there is a dispute among the Parties as to whether good faith, commercially reasonable efforts were used throughout the Regulatory Period, such dispute shall be resolved in accordance with the procedures set forth in Section 6 hereof, and such matter shall be submitted to arbitration in accordance with the procedures set forth in Section 6 hereof within twenty (20) days after the expiration of the Regulatory Period. Each Party, at no material unreimbursed expense to such Party, agrees to reasonably cooperate with the other Party and use commercially reasonable efforts to provide Regulatory Approval Supporting Information that is reasonably requested by the other Party, in such Party’s efforts to obtain any necessary regulatory approvals (including, if necessary, Requisite Gaming Approvals).

(g)    Closing. The closing of the HLV Repurchase Right transaction shall occur in accordance with the terms of the HLV Repurchase Sale Agreement. In the event that a HLV Repurchase Right transaction fails to close as aforesaid, either VICI or Owner shall have the right, to be exercised within twenty (20) days after the date the alleged failure occurs, to submit any dispute related to such failure to arbitration in accordance with the procedures set forth in Section 6 hereof; provided, however, that, if the HLV Repurchase Sale Agreement has been executed between the Parties, from and after such execution, the terms and conditions of such HLV Repurchase Sale Agreement shall govern all disputes between the Parties.

5.    Call Right in Favor of VICI.

(a)    Call Right. Provided that (i) clauses (1), (2) and (3) (excluding clauses (x) and (y) thereof) of the Put/Call Convention Center Conditions have been satisfied, (ii) the Las Vegas Lease shall be in full force and effect, (iii) Landlord (as defined in the Las Vegas Lease) shall not be in material uncured default under the Las Vegas Lease, and (iv) VICI is not in material default hereunder (and, for the avoidance of doubt, it shall not be deemed a material default if a VICI LD Default occurred and thereafter VICI paid the Owner Liquidated Damages Amount), then, at any time during the VICI Election Period, VICI shall have the right to exercise the Call Right in accordance with the procedures set forth in this Section 5.

(b)    Requirements of Call Right Election Notice and Call Right Property Package Request. As a condition to exercising the Call Right, VICI shall deliver to Owner a notice of VICI’s intention to exercise the Call Right and a request for the Call Right Property Package from Owner (collectively, the “Call Right Property Package Request”). As promptly as practicable after receipt of the Call Right Property Package Request, but in no event later than the date occurring thirty (30) days after Owner’s receipt of the Call Right Property Package Request, Owner shall provide to VICI a package of information (the “Call Right Property Package”), which shall set forth all material information with respect to the Eastside Convention Center Property and the Call Right including, without limitation, the following:

(i)	reasonable evidence that the Put/Call Convention Center Conditions have been satisfied;

(ii)	the proposed Sale Agreement, in the condition required by this Agreement, which shall include the Put-Call Purchase Price and Closing Date;

(iii)	the proposed Las Vegas Lease Amendment, in the condition required by this Agreement;

(iv)

delivery of the Financial Statements for the most recently ended four (4) consecutive Fiscal Quarter period for which Financial Statements are available as of the date of VICI’s exercise of the Call Right, as the case may be;

(v)	the proposed Put-Call Purchase Price and Las Vegas Lease Amendment Rent; and

(vi)	Diligence Materials.

Promptly upon VICI’s reasonable request therefor, Owner shall provide to VICI additional information reasonably related to the Call Right, to the extent such information is reasonably available to Owner. Further, following delivery of the Call Right Property Package Request, VICI and its consultants and representatives shall have access to the Eastside Convention Center Property pursuant to, and VICI, and its consultants and representatives, shall comply with, the Access Provisions.

(c)    Call Right Deadline. If VICI does not deliver a Call Right Property Package Request to Owner in accordance with Section 5(b) prior to the expiration of the VICI Election Period, TIME BEING OF THE ESSENCE, this Agreement shall automatically terminate on the expiration of such period.

(d)    Failure of Put/Call Convention Center Conditions. If upon VICI’s delivering of the Call Right Property Package Request to Owner, the Put/Call Convention Center Conditions have not been satisfied (a “Call Right Condition Failure”), then this Agreement shall automatically terminate at the conclusion of the VICI Election Period unless following a Call Right Condition Failure, VICI again exercises its Call Right within the VICI Election Period and at the time of delivering of the Call Right Property Package Request to Owner, clause (1), (2) and (3) (excluding clauses (x) and (y) thereof) of the Put/Call Convention Center Conditions are then satisfied.

(e)    Dispute Regarding Call Right Property Package. If VICI, after reviewing the Call Right Property Package, still wishes to exercise the Call Right but VICI has comments or revisions to the draft Las Vegas Lease Amendment and/or Sale Agreement required to cause the same to comply with the provisions of this Agreement, VICI shall notify Owner thereof within twenty (20) days of VICI’s receipt of the Call Right Property Package. In such event, Owner and VICI shall negotiate in good faith up to a period of thirty (30) days in an effort to reconcile the applicable issue(s). If Owner and VICI are unable to resolve the subject dispute, such dispute shall be resolved pursuant to arbitration in accordance with the procedures set forth in Section 6 hereof. Notwithstanding anything to the contrary contained herein, in the event that (x) the Call Right Property Package discloses that any of the Put/Call Convention Center Conditions is not satisfied, (y) a Tenant Event of Default or Tenant Default exists, and/or (z) a condition exists or an event occurred (evidenced through the Diligence Materials or otherwise) that has a Material Adverse Effect, then, with respect to clauses (x) or (y), Owner may terminate this Agreement to be effective at the conclusion of the VICI Election Period, subject to the provisions of Section 5(d), and if Owner does not so terminate this Agreement, and with respect to clause (z), VICI shall have the right to retract its exercise of the Call Right by providing notice to Owner thereof within twenty (20) days of VICI’s receipt of the Call Right Property Package (or, if later, in the case of any item described in either clauses (y) or (z) above, twenty (20) days following the occurrence of such event). In such case, this Agreement shall automatically terminate at the conclusion of the VICI Election Period, subject to the provisions of Section 5(d).

(f)    Finalization of Call Right Documents. If the Call Right Property Package is timely delivered, and (if applicable) any disputes under Section 5(e) above have been resolved, if VICI still wishes to exercise the Call Right, Owner and VICI shall as soon as reasonably practicable (but in all events within ten (10) days thereafter) enter into the Sale Agreement (with a Las Vegas Lease Amendment attached thereto as an exhibit, which Las Vegas Lease Amendment shall be executed upon the consummation of the closing under the Sale Agreement).

(g)    Gaming Approvals. If a Gaming Approval Failure occurs, then this Agreement shall automatically terminate. Each Party shall use good faith, commercially reasonable efforts in order to timely obtain the Requisite Gaming Approvals that it must obtain for the Call Right Transaction, and the other Party shall use good faith, commercially reasonable efforts in order to assist such Party in its efforts to timely obtain such Requisite Gaming Approvals. If there is a dispute among the Parties as to whether good faith, commercially reasonable efforts were used throughout the Regulatory Period, such dispute shall be resolved in accordance with the procedures set forth in Section 6 hereof, and such matter shall be submitted to arbitration in accordance with the procedures set forth in Section 6 hereof within twenty (20) days after the expiration of the Regulatory Period. Each Party, at no material unreimbursed expense to such Party, agrees to reasonably cooperate with the other Party and use commercially reasonable efforts to provide Regulatory Approval Supporting Information that is reasonably requested by the other Party, in such Party’s efforts to obtain any necessary regulatory approvals (including, if necessary, Requisite Gaming Approvals).

(h)    Closing. The closing of the Call Right transaction shall occur in accordance with the terms of the Sale Agreement. In the event that the Parties fail to execute a Sale Agreement, either VICI or Owner shall have the right, to be exercised within twenty (20) days after the date the alleged failure occurs, to submit any dispute related to such failure to arbitration in accordance with the procedures set forth in Section 6 hereof; provided, however, that if the Sale Agreement has been executed between the Parties, from and after such execution the terms and conditions of such Sale Agreement shall govern all disputes between the Parties.

(i)    Failure to Execute Sale Agreement Due To Owner Breach. Prior to entering into this transaction, Owner and VICI have discussed the fact that substantial damages will be suffered by VICI if Owner shall breach or default in its obligations under this Section 5 to execute a Sale Agreement when required under this Section 5 (an “Owner LD Default”); accordingly, the Parties agree that a reasonable estimate of VICI’s damages in such event is the amount of Nine Million and 00/100 Dollars ($9,000,000.00) (the “VICI Liquidated Damages Amount”). In the event of an Owner LD Default, then, as VICI’s sole and exclusive remedy hereunder, at law, in equity or otherwise, Owner shall pay the VICI Liquidated Damages Amount to VICI as liquidated damages, and thereafter, the Parties shall have no further rights or obligations hereunder except for other obligations which expressly survive the termination of this Agreement. Owner’s obligation to pay the VICI Liquidated Damages Amount if and when payable hereunder shall survive the termination of this Agreement. In the event of an alleged Owner LD Default, VICI shall provide notice to Owner of same, setting forth in reasonable detail the nature of such Owner LD Default (an “Owner LD Default Notice”). Owner shall have the right, to be exercised within twenty (20) days after the date VICI gives an Owner LD Default Notice, to submit any dispute related to such alleged Owner LD Default to arbitration in accordance with the procedures set forth in Section 6 hereof in order to obtain a determination as to whether an Owner LD Default occurred. In the event the Arbitration Panel’s determination is that an Owner LD Default occurred, Owner shall have a period of twenty (20) days from the date of such determination to cure such default, failure of which shall result in Owner being required to pay the VICI Liquidated Damages Amount.

(j)    Financial Statements and Access to Eastside Convention Center Property. At any time and from time to time after the date which is one (1) year prior to the Stated Maturity Date, within thirty (30) days after request therefor by VICI, Owner shall provide: (x) to VICI, Financial Statements for the then most recent period of four (4) consecutive Fiscal Quarters ended at least ninety (90) days prior to such date, and (y) to VICI and its consultants and representatives, access to the Eastside Convention Center Property pursuant to, and VICI, and its consultants and representatives, shall comply with, the Access Provisions.

(k)    Termination of Agreement. Upon closing of the Call Right transaction, this Agreement shall automatically terminate and be of no further force and effect.

6.    Arbitration.

(a)    Arbitrator Qualifications. Any dispute required pursuant to the terms and conditions of this Agreement to be resolved by arbitration shall be submitted to and determined by an arbitration panel comprised of three (3) members (the “Arbitration Panel”). No more than one (1) panel member may be with the same firm, and no panel member may have an economic interest in the outcome of the arbitration. In addition, each panel member shall have (i) at least ten (10)

years of experience as an arbitrator and at least one (1) year of experience in a profession that directly relates to the ownership, operation, financing or leasing of gaming or other hospitality facilities similar to the Eastside Convention Center Property, as applicable, or (ii) at least one (1) year of experience as an arbitrator and at least ten (10) years of experience in a profession that directly relates to the ownership, operation, financing or leasing of gaming or other hospitality facilities similar to the HLV Property or Eastside Convention Center Property, as applicable.

(b)    Arbitrator Appointment. The Arbitration Panel shall be selected as set forth in this Section 6(b). Within fifteen (15) Business Days after the expiration of the applicable date identified in this Agreement, Owner shall select and identify to VICI a panel member meeting the criteria of the above paragraph (the “Owner Panel Member”) and VICI shall select and identify to Owner a panel member meeting the criteria of the above paragraph (the “VICI Panel Member”). If a Party fails to timely select its respective panel member, the other Party may notify such Party in writing of such failure, and if such Party fails to select its respective panel member within three (3) Business Days after receipt of such notice, then such other Party may select and identify to such Party such panel member on such Party’s behalf. Within ten (10) Business Days after the selection of the Owner Panel Member and the VICI Panel Member, the Owner Panel Member and the VICI Panel Member shall jointly select a third panel member meeting the criteria of the above paragraph (the “Third Panel Member”). If the Owner Panel Member and the VICI Panel Member fail to timely select the Third Panel Member and such failure continues for more than three (3) Business Days after written notice of such failure is delivered to the Owner Panel Member and VICI Panel Member by either Owner or VICI, then Owner and VICI shall cause the Third Panel Member to be appointed by the managing officer of the American Arbitration Association.

(c)    Arbitration Procedure. Within twenty (20) Business Days after the selection of the Arbitration Panel, Owner and VICI each shall submit to the Arbitration Panel a written statement identifying its summary of the issues. Owner and VICI may also request an evidentiary hearing on the merits in addition to the submission of written statements, such request to be made in writing within such twenty (20) Business Day period. The Arbitration Panel shall determine the appropriate terms and conditions of the documents or other matters in question in accordance with this Agreement. The Arbitration Panel shall make its decision within twenty (20) days after the later of (i) the submission of such written statements, and (ii) the conclusion of any evidentiary hearing on the merits (if any). The Arbitration Panel shall reach its decision by majority vote and shall communicate its decision by written notice to Owner and VICI.

(d)    Determinations by Arbitration Panel. For the avoidance of doubt, (i) any damages payable hereunder shall be payable only in cash or cash equivalents or, in the discretion of both Parties acting reasonably, equity securities or debt with at least the same value as a cash award or, in the sole discretion of each Party, such other form of consideration as may be agreed between them; and (ii) in making any determination of an issue with respect to Gaming Laws or involving the Gaming Authorities, the Arbitration Panel shall be limited to determining whether the Owner acted in good faith and/or a commercially reasonable manner with respect to this Agreement and its obligations hereunder.

(e)    Binding Decision. The decision by the Arbitration Panel shall be final, binding and conclusive and shall be non-appealable and enforceable in any court having jurisdiction. All hearings and proceedings held by the Arbitration Panel shall take place in New York, New York.

(f)    Determination Rules. The resolution procedure described herein shall be governed by the Commercial Rules of the American Arbitration Association and the Procedures for Large, Complex, Commercial Disputes in effect as of the Effective Date.

(g)    Liability for Costs. Owner and VICI shall bear equally the fees, costs and expenses of the Arbitration Panel in conducting any arbitration described in this Section 6.

7.    Miscellaneous.

(a)    Notices. Any notice, request or other communication to be given by any Party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid and return receipt requested, by hand delivery or express courier service, by email transmission or by an overnight express service to the following address or to such other address as either Party may hereafter designate:

To Owner:	Eastside Convention Center, LLC
c/o Caesars Entertainment, Inc.
100 West Liberty Street, Suite 1150
Reno, NV 89501
Attention: General Counsel
Email: equatmann@ caesars.com

To VICI:	Claudine Propco LLC
c/o VICI Properties Inc.
535 Madison Avenue, 20th Floor
New York, NY 10022
Attention: General Counsel
Email: corplaw@viciproperties.com

Notice shall be deemed to have been given on the date of delivery if such delivery is made on a Business Day, or if not, on the first Business Day after delivery. If delivery is refused, notice shall be deemed to have been given on the date delivery was first attempted. Notice sent by email shall be deemed given only upon an independent, non-automated confirmation from the recipient acknowledging receipt.

(b)    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Owner and VICI and their respective permitted successors and assigns; provided, however, in all instances this Agreement shall “run with the land” and be binding against any successor of the Parties and each such permitted successor or assign shall be required to execute and notarize a joinder to this Agreement in a form of joinder reasonably acceptable to the Parties hereto, but failure to execute and/or have notarized such joinder shall in no way affect such successor’s or assign’s obligations under this Agreement. Owner shall not have the right to assign its rights or obligations under this Agreement without the prior written consent of VICI; provided, that if after the date hereof HLV Tenant assigns its rights and obligations as “HLV Tenant” under and pursuant to the terms of the Las Vegas Lease to a person or entity that is not an Affiliate of HLV Tenant and Owner (an “HLV Tenant Non-Affiliate Assignee”), then Owner, concurrently with such assignment by HLV Tenant, shall assign this Agreement to such HLV Tenant Non-Affiliate Assignee or to an Affiliate of such HLV Tenant Non-Affiliate Assignee. VICI shall not have the right to assign its rights or obligations under this Agreement, other than to an Affiliate of VICI; provided, that if after the date hereof VICI assigns its rights and obligations as “HLV Landlord” under and pursuant to the terms of the Las Vegas Lease, then this Agreement shall be automatically assigned and be binding upon and inure to the benefit of such successor that is then the “HLV Landlord” under the Las Vegas Lease. The foregoing shall be subject to the terms and provisions of Section 2(b).

(c)    Amendment and Restatement; Entire Agreement; Amendment. Effective as of the date hereof, the Parties hereby amend and restate the Amended Agreement in its entirety on the terms set forth in this Agreement. This Agreement and the exhibits hereto constitute the entire and final agreement of the Parties with respect to the subject matter hereof and may not be changed or modified except by an agreement in writing signed by the Parties. Owner and VICI hereby agree that all prior or contemporaneous oral understandings, agreements or negotiations relative to the subject matter hereof are merged into and revoked by this Agreement.

(d)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, which State the Parties agree has a substantial relationship to the Parties and to the underlying transaction embodied hereby. This Agreement is the product of joint drafting by the Parties and shall not be construed against either Party as the drafter hereof.

(e)    Venue. With respect to any action relating to this Agreement (other than disputes submitted to arbitration pursuant to the terms of this Agreement), Owner and VICI irrevocably submit to the exclusive jurisdiction of the courts of the State of Nevada sitting in Clark County, Nevada and the United States District Court having jurisdiction over Clark County, Nevada, and Owner and VICI each waives: (a) any objection to the laying of venue of any suit or action brought in any such court; (b) any claim that such suit or action has been brought in an inconvenient forum; (c) any claim that the enforcement of this Section is unreasonable, unduly oppressive, and/or unconscionable; and (d) the right to claim that such court lacks jurisdiction over that Party.

(f)    Waiver of Jury Trial. EACH PARTY HERETO, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT.

(g)    Severability. If any term or provision of this Agreement or any application thereof shall be held invalid or unenforceable, the remainder of this Agreement and any other application of such term or provision shall not be affected thereby.

(h)    Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons, other than successors and assigns as contemplated in Section 7(b).

(i)    Time of Essence. TIME IS OF THE ESSENCE WITH RESPECT TO THIS AGREEMENT AND EACH PROVISION HEREOF IN WHICH TIME OF PERFORMANCE IS ESTABLISHED.

(j)    Further Assurances. The Parties agree to promptly sign all documents reasonably requested to give effect to the provisions of this Agreement. In addition, VICI agrees to, at Owner’s sole cost and expense, reasonably cooperate with all applicable Gaming Authorities in connection with the administration of their regulatory jurisdiction over the Owner and the transactions contemplated and described herein, including the provision of such documents and other information as may be requested by such Gaming Authorities.

(k)    Counterparts; Originals. This Agreement may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument. Facsimile or digital copies of this Agreement, including the signature page hereof, shall be deemed originals for all purposes.

(l)    Licensing Events; Termination.

(i)    If there shall occur a VICI Licensing Event and any aspect of such VICI Licensing Event is attributable to a member of the VICI Subject Group, then Owner or VICI, as applicable, shall notify the other Party thereof as promptly as practicable after becoming aware of such VICI Licensing Event (but in no event later than twenty (20) days after becoming aware of such VICI Licensing Event). In such event, VICI shall use commercially reasonable efforts to resolve, and to cause the other members of the VICI Subject Group to use commercially reasonable efforts to resolve, such VICI Licensing Event within the time period required by the applicable Gaming Authorities by submitting to investigation by the relevant Gaming Authorities and cooperating with any reasonable requests made by such Gaming Authorities (including filing requested forms and delivering information to the Gaming Authorities). If, despite these efforts, such VICI Licensing Event cannot be resolved to the satisfaction of the applicable Gaming Authorities within the time period required by such Gaming Authorities, Owner shall have the right, in its discretion, to (1) cause this Agreement to temporarily cease to be in full force and effect, until such time, as any, as the VICI Licensing Event is resolved to the satisfaction of the applicable Gaming Authorities (provided that, if the VICI Election Period, Owner Election Period or HLV Repurchase Election Period would otherwise terminate at a time while this Agreement is not in full force and effect, then the VICI Election Period, Owner Election Period or HLV Repurchase Election Period, as the case may be, shall be extended until the date that is the earlier of (x) one hundred eighty (180) days after the date on which the Parties become aware that the VICI Licensing Event was resolved to the satisfaction of the applicable Gaming Authorities, (y) the date on which each of VICI and Owner reasonably determines that the VICI Licensing Event is not likely to be resolved or otherwise ceases using commercially reasonable efforts to resolve such VICI Licensing Event and (z) the date that is one (1) year following the expiration of the VICI Election Period, Owner Election Period or HLV Repurchase Election Period, as the case may be) or (2) to the extent causing this Agreement to temporarily cease to be in full force and effect in lieu of terminating this Agreement is not sufficient for the applicable Gaming Authorities, notify VICI of its intention to terminate this Agreement, in which case this Agreement shall terminate upon receipt of such notice.

(ii)    If there shall occur an Owner Licensing Event and any aspect of such Owner Licensing Event is attributable to a member of the Owner Subject Group, then VICI or Owner, as applicable, shall notify the other Party thereof as promptly as practicable after becoming aware of such Owner Licensing Event (but in no event later than twenty (20) days after becoming aware of such Owner Licensing Event). In such event, Owner shall use commercially reasonable efforts to resolve, and to cause the other members of the Owner Subject Group to use commercially reasonable efforts to resolve, such Owner Licensing Event within the time period required by the applicable Gaming Authorities by submitting to investigation by the relevant Gaming Authorities and cooperating with any reasonable requests made by such Gaming Authorities (including filing requested forms and delivering information to the Gaming Authorities). If, despite these efforts, such Owner Licensing Event cannot be resolved to the satisfaction of the applicable Gaming Authorities within the time period required by such Gaming Authorities, VICI shall have the right, in its discretion, to (1) cause this Agreement to temporarily cease to be in full force and effect, until such time, as any, as the Owner Licensing Event is resolved to the satisfaction of the applicable Gaming Authorities (provided that, if the VICI Election Period, Owner Election Period or HLV Repurchase Election Period would otherwise terminate at a time while this Agreement is not in full force and effect, then the VICI Election Period, Owner Election Period or HLV Repurchase Election Period, as the case may be, shall be extended until the date that is the earlier of (x) one hundred eighty (180) days after the date on which the Parties become aware that the Owner Licensing Event was resolved to the satisfaction of the applicable Gaming Authorities, (y) the date on which each of VICI and Owner reasonably determines that the Owner Licensing Event is not likely to be resolved or otherwise ceases using commercially reasonable efforts to resolve such Owner Licensing Event and (z) the date that is one (1) year following the expiration of the VICI Election Period, Owner Election Period or HLV Repurchase Election Period, as the case may be) or (2) to the extent causing this Agreement to temporarily cease to be in full force and effect in lieu of terminating this Agreement is not sufficient for the applicable Gaming Authorities, notify Owner of its intention to terminate this Agreement, in which case this Agreement shall terminate upon receipt of such notice.

(m)    Memorandum. Concurrently with execution of this Agreement, the Parties shall execute the Memorandum of Agreement attached hereto as Exhibit G and promptly thereafter shall cause such Memorandum of Agreement to be recorded against the Eastside Convention Center Land and the HLV Property in the office of the County Recorder of Clark County, Nevada. Notwithstanding anything to the contrary, each of Owner and VICI shall, promptly upon the termination of this Agreement, enter into a termination of the Memorandum of Agreement that is in recordable form and promptly thereafter cause such termination to be recorded in the office of the County Recorder of Clark County, Nevada. Each Party shall bear its own costs in negotiating and finalizing such termination, but the Parties shall split equally all costs and expenses of recording such termination.

(n)    Guaranties. On the date hereof, (i) Owner Guarantor shall execute and deliver the Owner Guaranty and (ii) VICI Guarantor shall execute and deliver the VICI Guaranty.

(o)    Mortgage Loan Agreement. Notwithstanding anything to the contrary, Owner acknowledges that the terms of this Agreement, including, without limitation, Section 2(b), shall not supersede or vitiate the provisions in the Mortgage Loan Agreement addressing Transfers or any other matters.

(p)    Subordination. Notwithstanding anything to the contrary, this Agreement shall be expressly subject and subordinate to that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, made by Owner to Fidelity National Title Agency of Nevada, Inc., as trustee, for the benefit of VICI Lendco LLC (an Affiliate of VICI) and its successors and assigns (collectively, “Lender”), dated of even date herewith, as the same may be amended, modified, restated, renewed, consolidated, replaced, extended or supplemented from time to time. Such subordination shall be self-operative and no further instrument of subordination shall be required to make the interest of Lender superior to the interest of Owner under this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, VICI and Owner have executed this Agreement as of the date first set forth above.

VICI:

CLAUDINE PROPCO LLC,
a Delaware limited liability company

By:	/s/ David Kieske
Name:	David Kieske
Title:	Treasurer

[signatures continued on following page]

[Signature Page to Put-Call Agreement]

OWNER:

CAESARS CONVENTION CENTER OWNER, LLC,
a Delaware limited liability company,

By:	/s/ Bret D. Yunker
Name:	Bret D. Yunker
Title:	Chief Financial Officer

[Signature Page to Put-Call Agreement]

EXHIBIT A-1

Description of the Eastside Convention Center Land

EXHIBIT A-2

Description of the HLV Property

EXHIBIT B

Form of Las Vegas Lease Amendment

EXHIBIT C

Put-Call PSA Modifications

EXHIBIT D

HLV Repurchase PSA Modifications

EXHIBIT E

Form of Owner Guaranty

EXHIBIT F

Form of VICI Guaranty

EXHIBIT G

Memorandum of Agreement